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United Online (“United”) intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4, which will include a proxy statement/prospectus of United and FTD Group, Inc. (the “Company”) and other relevant materials in connection with the proposed transaction.  The proxy statement/prospectus will be mailed to the stockholders of the Company.  Investors and stockholders are urged to read the proxy statement/prospectus and Registration Statement, and any and all amendments or supplements thereto, when they become available because they will contain important information about the proposed transaction.  Investors and stockholders may obtain a free copy of the proxy statement/prospectus and Registration Statement (when available), as well as other documents filed by United and the Company with the SEC, at the SEC’s website at www.sec.gov.  Investors and stockholders may also obtain a free copy of the proxy statement/prospectus and Registration Statement and the respective filings with the SEC directly from United by directing a request to Erik Randerson at (818) 287-3350 and directly from the Company by directing a request to Jandy Tomy at (630) 724-6984.  Investors and stockholders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Each of the company’s directors and executive officers and other persons may be deemed, under SEC rules, to be participating in the solicitation of proxies in connection with the proposed transaction.  Information regarding United’s directors and officers can be found in its proxy statement filed with the SEC on April 29, 2008, and information regarding the Company’s directors and officers can be found in its proxy statement filed with the SEC on October 11, 2007. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interest in the transaction, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC.

FINAL TRANSCRIPT

Conference Call Transcript

UNTD - FTD Joint Conference Call with United Online to Discuss Proposed Transaction

Event Date/Time: Apr. 30. 2008 / 7:00AM PT

CORPORATE PARTICIPANTS

Erik Randerson

UnitedOnline - VP, IR

Mark Goldston

UnitedOnline - Chairman, President and CEO

Scott Ray

UnitedOnline - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Yun Kim

Pacific Growth Equities - Analyst

Jennifer Watson

Goldman Sachs - Analyst

Youssef Squali

Jefferies & Company - Analyst

Mark Mahaney

Citigroup - Analyst

Ali Mogharabi

B. Riley & Co. - Analyst

Nat Schindler

Merrill Lynch

Troy Mastin

William Blair & Company - Analyst

Robert Gershin

George Rice - Analyst

David Cohen

Midwood Capital - Analyst

PRESENTATION

Operator

Good morning my name is Carol and I will be your conference operator today. At this time I would like to welcome everyone to the strategic event conference call. All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question-and-answer session. (OPERATOR INSTRUCTIONS) Thank you, I will now turn the call over to Mr. Erik Randerson.

Erik Randerson - UnitedOnline - VP, IR

Thank you operator. With me on the call today from UnitedOnline are Mark Goldston, Chairman, President and Chief Executive Officer; and Scott Ray, our Executive Vice President and CFO. Joining today’s call from FTD are Michael Soenen, Chairman, President and CEO; and Becky Sheehan, FTD’s Chief Financial Officer.

Before we get started I would like to bring to your attention an investor presentation we have prepared in connection with today’s announcement. Management will address the presentation during their prepared remarks this morning but I would encourage you to follow along. You can access the presentation within the investor section of UnitedOnline’s website or the investor relations section of FTD’s corporate website.

I would also like to remind you that during the course of this conference call and in the accompanying slides, management from both UnitedOnline and FTD Group may make forward-looking statements regarding matters that involve risks and uncertainties. Actual financial results and specific events and transactions could differ materially from expectations discussed during this conference call.

These risks include but are not limited to timing of the closing of the transaction, the possibility that the transaction may not close, that integration following the transaction may be more difficult than expected and the possibility that entry by UnitedOnline and FTD Group and the potential new lines of business will not be successful. All forward-looking statements are based on information available to UnitedOnline and FTD as of April 30, 2008. The companies assume no obligation to update such statements or projections should circumstances change in the future.

And because of the nature of today’s announcement I have to read one additional disclosure and that is UnitedOnline intends to file with the SEC a registration statement on Form S-4 which will include a proxy statement or prospectus of UnitedOnline and FTD Group and other relevant material in connection with the proposed transaction. The proxy statement or prospectus will be mailed to the stockholders of FTD Group. Investors and FTD Group stockholders are urged to read the proxy statement and prospectus and registration statement and any and all amendments or supplements thereto when they become available because they will contain important information about the proposed transaction.

Investors and stockholders may obtain a free copy of the proxy statement and prospectus and registration statement when available as well as other documents filed by UnitedOnline and FTD Group with the SEC at the SEC’s website at http://www.SEC.gov. Investors and stockholders may also obtain a free copy of the proxy statement, prospectus and registration statement and the respective filings with the SEC directly from UnitedOnline by directing a request to Erik Randerson at 818-287-3350 and directly from FTD Group by directing a request to Jandy Tomy at 630-724-6984.

Investors and stockholders are urged to read the proxy statement and prospectus and the relevant materials when they become available before making any voting or investment decision with respect to the proposed transactions. Each company’s directors and executive officers and other persons may be deemed under SEC rules to be participants in the solicitation of proxy in connection with the proposed transaction. Information regarding UnitedOnline’s directors and officers can be found in its proxy statement filed with the SEC on April 29, 2008. And information regarding FTD’s directors and officers can be found in its proxy statement filed with the SEC on October 11, 2007.

Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interest in the transaction by security holdings or otherwise will be contained in the proxy statement and prospectus and other relevant materials to be filed with the SEC. With that said I would now like to turn the call over to Mark Goldston, Chairman, President and CEO of UnitedOnline.

Mark Goldston - UnitedOnline - Chairman, President and CEO

Thank you, Erik, and thanks everybody for tuning in this morning. I see we have a spectacular turnout on some very exciting news for our Company. I would also direct you to go to our website at www.UnitedOnline.com where you’ll see an exact copy of the presentation that I’m going to give to you this morning and I would encourage you to follow along as we go through this very important presentation in the history of our Company.

As you see, this morning we announced our intention to acquire FTD Group for approximately $800 million at $15.08 per FTD share. We are very excited about this potential transaction. We believe that it is a terrific company, it’s got a very powerful presence in the domestic floral market as well as within the UK and we think it’s a great fit with the skillsets that are within the respective companies and the powerful assets that we all have to bring to bear to try to drive this business.

The total consideration as detailed on the site in this presentation and in the release you saw this morning shows it was a $15.08 per FTD share. We talked about the (inaudible) in total consideration and the components of the deal which have a cash component, a senior notes component and a UnitedOnline stock component as well. As you have seen in the announcement there is actually a variability of approximately $0.50 a share where UnitedOnline could acquire FTD Group for $0.50 less per share if we were to raise senior notes between now and the time of closing of the deal to take out the existing senior notes that are in place in the structure of this transaction.

Interestingly, pro forma equity ownership of the deal will have UnitedOnline stockholders with 85% ownership, FTD with 15% ownership. From a financing standpoint this is very critical. UnitedOnline intends to issue $475 million of new debt to finance the acquisition and perhaps as important the pro forma leverage is only 1.9 times which we believe is very attractive and gives us the ability to do this transaction, acquire leverage on our balance sheet which as you know is not something that typically we have had at UnitedOnline but with a very comfortable leverage factor.

We expect this deal to close at some point during the third quarter of 2008 and of course there will be a marketing process and a shareholder proxy solicitation that will occur in Q3 of 2008. The strategic rationale which is on slide six in the presentation for those of you that are following along and I will reference the page numbers as I’m going through so you can attempt to try to keep up with me during this presentation.

Page 6 shows us the strategic rationale for making this acquisition and basically we break it down in five key areas. One, for UnitedOnline this is a significant increase in scale. These two companies together will have approximately $1.1 billion in revenues and the combined companies operating income will be approximately $175 million for the twelve months ended December 31 of ‘07. That is a massive increase in scale from where UnitedOnline is today.

Perhaps as importantly and this is something that you will note that we have been talking about on our UnitedOnline earnings calls for going on the last two plus years that what is critical is for our Company to diversify our revenue streams. We embarked upon that initiative back in 2004 with the acquisition of Classmates.com. We followed it up with the acquisition of MyPoints.com, two fabulously successful acquisitions for our Company and now with the acquisition of FTD Group, the diversification is I would say nearing its completion in that post this transaction, our core communications business at UnitedOnline which is what you know as NetZero and to Juno dial-up Internet access will be approximately less than 25% of the total UnitedOnline revenues, which was a major strategic objective we set out for ourselves to achieve by the year 2010 and it looks like that will be achieved by the end of 2008.

The attractive financial characteristics of this deal allow us to continue we believe get stable and recurring cash flows on these businesses and we think there’s a lot of growth opportunities within the FTD business and we will talk a little bit about that as we go. Importantly, the FTD acquisition is expected to be accretive to GAAP diluted net income per share beginning in the second quarter of 2009 and as you know we have typically said that when we make acquisitions, our goal is that by the end of the first 12 months to have those acquisitions be accretive on the GAAP basis. This absolutely does that for UnitedOnline.

I would say the fourth major attribute that we looked at was this is expanding us into a very attractive market segment. The floral market in the United States is roughly $20 billion and there has been a great migration of sales onto the Internet and FTD is clearly one of the major players in that regard. We also think what’s really attractive about FTD and we will talk a little bit more about this as we go as well is that thousands of member florists that they have got in the powerful FTD network.

In fact, if you look of the number of doors in America that carry the famous FTD mercury man logo, if you added up the doors of many of the major retailers in America, combined all of them you would find you still fell short of the number of doors that carry the famous FTD mercury man logo and we think that is a major part of the power of this brand in the American vernacular. And lastly, the expanded marketing opportunities and efficiency that’s certainly a hallmark of UnitedOnline and within excess of 50 million registered members. I’m going to show you some data later in my presentation this morning where you will see there’s almost a direct overlap of consumer profile with the FTD user and the UnitedOnline user. So there’s tremendous marketing power that we can bring to bear with our more than 50 million registered members.

If you go to page 7 in the presentation deck, you can say that FTD in our opinion is an excellent fit with our previously articulated acquisition criteria. Why? Five key things — world class consumer brand. There is no denying that FTD in the United States and Interflora, its UK unit which is in fact the FTD of Europe those are two of the best known brand names in the respective countries. In fact there is 45,000 shops around the world that carry that mercury man logo in their window. I cannot think of another brand, another icon which would appear in that many retail doors of distribution around the world.

Number two, we look for businesses that have a large Internet component. The floral industry as I said is a $20 billion market and it’s in the early stages of this secular shift to the Internet channel. But 90% of FTD’s consumer orders originate on the Internet. And clearly as you all know it’s going on our tenth year of being in the Internet, one of the original and major Internet Internet companies. We have a lot of expertise we think we can bring to bear with FTD and it’s Internet business.

Number three is the untapped marketing potential. We look at this brand and we look at how it acquires its customers and how it monetizes its website and we look at our track record for having done that now on four major businesses and we think we have a lot that we can offer this great brand and this great company. And we’re really looking forward to getting the opportunity to do that.

Fourth, revenue synergies. If you look at it we have 50 million registered accounts at UnitedOnline with very similar if not identical demographic profile to the FTD user. We think there are tremendous opportunities to take advantage of that on a cross-marketing basis, number one. Number two, remember that we own perhaps the premier online loyalty rewards company in the United States with MyPoints.com and it is our intention to try to leverage the MyPoints loyalty marketing assets and platforms to try to bring a loyalty program to the FTD business both online and within the member florist FTD network.

And lastly and clearly perhaps to many most importantly earnings accretion. This is what we look for and as I said on a GAAP net income per share basis this will be accretive beginning in the second quarter of 2009.

If you look at Page 8 this is a great slide. If you have got nothing else out of my presentation this morning and but what appears on slide number 8 you will understand the power, the rationale and the justification for UnitedOnline acquiring FTD Group. What this shows you is that our revenue base will now be a highly diversified $1.1 billion if you use calendar year 2007 numbers. Importantly, the FTD business will be about 55% of UnitedOnline.

We have said in the past consistently that our goal is to grow our Company such that our communications business which is a very profitable business that is in harvest maturity mode will become a smaller and smaller component of our Company, not because of attrition but because we of how we grew the rest of the business. If you look on Page 8, you can see in upper right quadrant on a Q4 2007 revenue basis pro forma you would see 26% of our overall business, 26% would be in communications or dial-up Internet access. And that is really something we would be very pleased to have happen post this transaction.

If you look at the bottom two quadrants, you can see that on a pro forma basis the leverage of this deal will be 1.9 times on an adjusted OBITDA or adjusted EBITDA as FTD refers to it of $244 million. So very important to note that while we certainly are putting leverage on the Company to acquire this asset, if you look at the leverage ratio it is very attractive, absolutely something we feel comfortable with.

Moving on in terms of the actual overview of the FTD business itself which we think is a very, very powerful business — this’ll be on Slide 10 for those of you following along. We look at it and say this is the premier floral brand certainly in the United States if not the world. And they have got a really terrific e-commerce website at FTD.com.

What we like about this business is absolutely a sector leader from an awareness standpoint. It is very, very profitable; it has got great cash flows, terrific EBITDA margins. We think there’s opportunities to further improve these results by sort of focusing these investments and getting a better yield on the marketing initiatives which has clearly been a hallmark of UnitedOnline and that is a big opportunity here. But we think there is going to be continued migration of the flower industry into the online world.

By the way not necessarily at the expense of the florists. In fact, possibly to the enhancement of the florists because you must remember that the Internet has become not only a vehicle for people to get direct shipped floral purchases but it is equally as powerful a vehicle for directing traffic and order flow to the thousands and thousands of FTD florists around the United States. We consider that to be a critical core competency of FTD that we will seek to protect at all costs.

We have great respect for the network florists that are out there and we intend to try to work very closely with them just as the Company is doing today to find out what their needs are and how we can better meet those needs. We mentioned earlier the Interflora brand.

The Interflora brand is the powerful floral brand in the UK that is in effect the FTD of the UK or as the Interflora folks might say, FTD is the Interflora of the USA. They are headquartered in Sleaford, England. They do a spectacular job of running that business. They have built a very powerful franchise. They were acquired by FTD just recently and the results have really been impressive and is something we thought was critical to the purchase of this company.

If you go to Slide 11, for many of you who follow the industry this will be old hat. I see for a lot of you on the list who are on this call you are not followers of the floral industry. So let me just give you the 30,000 foot level which is it’s a $20 billion market. That is a huge market. Interestingly, only 12% of that market is online.

Now as you think about the other e-commerce related industries and think about the migration that has occurred into the online universe, what has driven it? Power brand names, efficiency and having some retail component that people can use to justify their purchases. We look at this business and say no one could have a better retail augmentation component to their business than FTD and its dynamic floral network. If we can manage to bring that dynamism to the Internet through some of our Internet savvy and some of the great work of that company, we think we have got a beautiful marriage of these two companies.

If you go to Slide number 12, and this is an interesting slide because for those of you who might be asking us how do your businesses lay out now with FTD coming into the family? This is the slide that explains that. It is in effect to use a famous expression, it is the three-legged school. We certainly got Classmates Media as you know an impressive growth asset. Classmates Media Corporation grew 27% on the top line in the year 2007 better than 41% at the adjusted EBITDA line in 2007. That is a growth company by anyone’s stretch of the imagination.

Of course you know our communications business NetZero and Juno, powerful brands, a harvested cash flow business with outstanding EBITDA dynamics. Right in the middle and appropriately placed is our new e-commerce and retail segment. That fits squarely into the FTD business and is a perfect augment to what we have today at UnitedOnline.

Slide 13 I will say is from my perspective as someone who has been a marketer for 30 years is perhaps one of the most powerful overlay slides I have ever seen on an acquisition and I think if you look at slide 13, you will share my viewpoint. Let me tell you why.

If you look at Classmates and MyPoints which together have approximately mid-50 million members, the profile of those two businesses is virtually identical and what we have said previously is that the overlap in users between MyPoints and Classmates is very small. Look at the FTD column on the far right which you’ll see is gender, income, age; virtually identical to the profile of both Classmates and MyPoints meaning that the 50 plus million members that we have, very few of our members have been FTD active members.

If you take the active member count in FTD you would still find that more than 50 million of our members remain who would not be FTD active members but who have the exact same demographic characteristics. That to me says we have a powerful cross-marketing opportunity between these companies and we are very excited to get our hands on this asset principally because of what you see on this slide.

If you go to Slide 14 for those of you following along, this is an important financial snapshot of FTD. On a consolidated basis this is a business with fantastic critical mass, a $632 million revenue business in 2007 with adjusted EBITDA of just under $100 million, $96 million; a very impressive business. Mike Soenen, the Chairman and CEO and Becky Sheehan, the CFO and their team have done a spectacular job of managing this business and their team back in Chicago and in Sleaford, England have been in a dogfight with a very competitive marketplace and they have done an outstanding job both in terms of building their business organically and also doing it as in the case of Interflora some really smart acquisitions.

So if you look at this page you can see domestic business on FTD is 73% of the total. 27% comes from international and roughly 60% of this business is consumer and roughly 40% is the florists business. So a great balance has been achieved in this business.

Slide 15 and this is a question I’m sure that will come up very frequently which will be Mark, please give us your perspective on where FTD stands in the competitive matrix. Well if you’re talking about the competitive floral matrix you’re really talking about four brands in the United States — FTD, 1-800-FLOWERS, Proflowers and Teleflora. Interestingly, each of those businesses has what I would call a competitive daily [wick]. That’s where their power base would be.

And if you look at the floral market there are really four key elements to the floral market. There’s international, there’s grocery, there’s florists, there is consumer. Most of those companies have a single point of strength and they’re very good at it but it’s a single point of strength.

If you look at FTD on Slide 15 in this presentation what really impressed myself and my team about this company is that they have strength points in every single subsegment of the floral market. No one else that they compete with in our view has that kind of a presence across categories.

Slide 16 is interesting because it focuses on just what we were just talking about which is the consumer business at FTD. If you look at on the bar graph on the right on Slide 16 you can see from a critical mass standpoint this is a very large healthy business. It has got a great brand name which actually helps to reduce its relevant marketing cost per order because it is such a well-known brand name and we believe that when we bring our 50 plus million members to bear that we can potentially help that even further, one.

Two, it’s an inventory free model; something that anybody who’s been in the retail business which I have spent a great portion of my career in, when you see an inventory free model on a consumer brand like this that is something that is very appealing. And lastly and something we have a lot of knowledge of as you know with our businesses it’s a negative working capital cost structure so it’s ideally positioned to enhance cash flow on an ongoing basis.

Slide 17, you move from the consumer business to the florist business. This is the lifeblood, what I will call the heart and soul of FTD. The florist is what makes FTD compelling, unique and that’s where almost all the history of this company is based. We intend to nurture that and enhance it and make sure that our focus is on the consumer first and foremost and we will have a bifurcated strategy that enhances the online component and enhances the brick and mortar component of this business, both of which are critically important.

And if you look at the florist revenue on the right side of the Slide 17, you can see that is a large business that has been relatively stable over the last four years at a pretty high critical mass level of roughly $180 million plus in revenues. These relationships have been long-standing. It is a very stable go-to-sleep-at-night kind of a currency stream and frankly it leverages the consumer segment’s order flow.

It is a great thing for a business to be able to know that in addition to having a powerful website, they have got thousands and thousands of florists around the country where they can direct these orders to and get a same-day delivery experience for the FTD customer.

If you go to slide number 18, this is a very impressive business that it’s referring to which is the international business operating under the name Interflora headquartered in Sleaford, England. You can see from ‘05 to ‘07 a 25% CAGR in orders fulfilled by that business and in 2007 there was 28% organic growth year on year. Again the folks in the UK have done a spectacular job of running that business and we intend to use best practices in terms of seeing how we can learn from the US and the UK and sort of cross-pollinate whenever possible.

I know that Mike Soenen and his team have done some of that currently at FTD and that is probably why they have been as successful as they have been. On Page 19, this is the summary which shows you in effect the three major components of the FTD business. The consumer segment as we have spoken about, the florist segment and the international segment.

Those businesses combined did $632 million in revenue and delivered an impressive $96 million of consolidated FTD adjusted EBITDA in the year 2007. If you go to slide 21 and this is going to be sort of our thesis section going forward. So I really just reviewed with you the business, its construct and its relative performance in each of the segments. Now I would really like to focus on the future, why we think this is such an appealing business and where we think the pulse points are going to be going forward.

And we look at slide 21 and we look at those opportunities for enhancing FTD’s growth through our strategy of multiple new marketing initiatives and you can see whether it’s purchasing media which as you know we’re one of the best at in America, building our brands, redesigning websites, optimizing search, importantly building focus on the retail business which is the florist business. These are all things that we at UnitedOnline can bring to bear immediately upon the FTD business working with their fine people who are in place today and doing a heck of a job.

We just think we can bring some real firepower to the table here. Slide 22 shows you a little bit of that firepower. Slide 22 shows you this over 50 million registered consumer accounts in UnitedOnline with our various brands and if you look at the FTD customer base if we just marketed FTD to our various and sundry 50 million people — first of all think of how much it would cost on a stand-alone basis for FTD to go out and try to even find buckets of people numbering 50 million that would be able to be reached affordably. We happen to know a company that has 50 million people across (inaudible) brand and we’re going to do everything in our power to try to integrate FTD wherever possible and put it in a primary position from a marketing standpoint.

If you look at the right side of this slide, we have perhaps the finest online loyalty rewards company in the United States with MyPoints. Incredible loyalty within the MyPoints member base and MyPoints members numbered in excess of eight million. Think about the floral industry. Think about the fact that other than the service factor that is provided by the florist many people would say there is a high commodity component to buying flowers. A rose may be a rose, a tulip may be a tulip. That makes a loyalty marketing program critically important to the future that business, one.

Two, if you are going to get an effective return on invested capital on your marketing expenditure, you must get multiple orders out of the consumers that you acquire. We know for a fact that loyalty programs will do that. So we intend to bring our loyalty program at MyPoints to FTD to give both the retail florists another arrow in their quiver and also create from the online website business a great loyalty program.

Slide 23 is very important. Let me explain this a little bit to you. In the 30 years that I have been doing this I have spent a great deal of my time both in the retail business and running major image product brands that are sold to retail. I ran the largest fragrance company in United States at Revlon, Faberge, etc.; image marketing. In fact the fragrance industry and the flower industry are almost mirror images of each other.

They’re very occasion-based — Mother’s Day, Valentine’s Day Easter, anniversaries, birthdays. But they also have a reasonable self purchase component of the business. They have similar seasonality. I looked at this business and said the key cornerstone of this business are those member florists.

So for us, we look at this and said we came up with from our perspective approximately seven key things we could do as a team to help enhance the focus on the florists business in terms of media, leveraging the network and retail brand presence and I am reluctant to share any of that with you frankly on this call until the deal closes for competitive reasons. But we have a virtual arsenal of ideas that we have already put together on the FTD business that we will start with on day one when this acquisition closes and I can tell you that the florist is going to be front and center in our focus.

If you look at slide number 24, what I want to do for those of you who are not familiar with UnitedOnline — and by the way you may notice that this morning we put out a pre-announcement of preliminary financial results because we thought it was important in conjunction with this acquisition to make sure people were level set. And you can see and we can’t talk a lot about it other than what’s in the release because we have an earnings call coming up on May 6. But you can see we had clearly impressive results across the board in the Q1 2008 period.

I tell you that because we had six consecutive record years of adjusted OIBIDA at UnitedOnline and a lot of the successes that we have had have been due to acquisitions. Our (inaudible) acquisition is generally to acclaimed to be one of not the most successful tech mergers that’s been done in the last decade. The Classmates business has proven to be a crown jewel for us. We bought a business that needed to be turned around and we did that. We bought a business in MyPoints that needed some care, feeding and marketing and through that we have grown dramatically.

And really if you look at slide 24 you can see that Classmates business which we bought in 2004 if you look at the bar graph on slide 24, the year in which we bought that business 2004 they went down by 246,000 paid subscribers in that year and look at what has happened in the three years since. In the year 2007, we got better than one million net new paid subscribers. In effect we got three years worth of new paid subscribers in one year. A lot of that has to do with what we do at UnitedOnline and how we approach a business.

Same thing on the next page. If you looked slide 25, this shows you the MyPoints business and what has happened since we have owned it. That businesses has gone up 39% in less than two years. Care, feeding, focus on marketing and providing capital where needed to drive the business.

Slide 26, this talks about our marketing strength and what we do when we acquire a business. If you look at Classmates Media and Classmates Media segment revenue and OIBDA, you can see the growth that we have ‘06 and ‘07 in both EBITDA and OIBDA and segment revenue is virtually unparalleled. It puts us in the top three to four companies in the entire Internet with these type of growth rates and something we’re very very proud of that is our Classmates Media segment of UnitedOnline.

If you go to slide number of 28 for those of you following along — and again I want to reiterate you can get this at UnitedOnline.com in the investor section. You can see this presentation in its entirety. Slide 28 shows the combined organization’s financials and it shows that over $1.1 billion of revenue will be derived from the combined organizations and more than $240 million of adjusted OIBDA, adjusted EBITDA from the organization. In both businesses individually are large powerful cash flowing businesses.

Slide 29, this is critical to anyone who is a current or future investor in UnitedOnline. This is a critical slide because this shows you that we have really accomplished our diversification strategy that we set out on 3.5 years ago. This slide shows you that our communications business now will be virtually one quarter of the Company and clearly 74% of the rest of the Company is completely outside of the Internet access business.

So anyone who has issues on lifetime value, terminal value, where is dialed going as we have proven that dialed business is a great business with remarkable EBITDA margins and fabulous cash flow that we have been experiencing. But from a long-term perspective 74% plus of the revenue of UnitedOnline has nothing to do with the dial-up industry post-closing of this — very important point.

Slide 30, this shows you the consistent performance that UnitedOnline has had in delivering really, really impressive adjusted OIBDA. So too if you look at slide 31, you can see that our potential partner in FTD, they too have done a fantastic job of running that business and managing its adjusted EBITDA as you see impressively going from $59 million in calendar 2004 to $96 million in 2007, something that we found to be very, very attractive.

Slide 32 talks to something that I have referred to numerous times in investor conferences and on earnings calls which is that when we look for an acquisition we’re going to be looking for one that add scale to our cash flow as cash flow is a hallmark of UnitedOnline and always has been. And if you look at this slide you can see that in UnitedOnline case and the FTD case if you were to put the cash together on these two companies you’re talking about roughly $179 million of net cash provided by the combined FTD and UnitedOnline in the year 2007. Almost $180 million of net cash provided just from operating activity.

On Page 33 for those of you who want to look to the sources and uses of this deal at closing you can see that the total sources and uses are approximately $806 million of which at this point $456 million is an equity purchase to the FTD shareholder, $292 million of debt. FTD will have approximately $11 million of cash and then fees and expenses are $69 million bringing us to $806 million.

The way we will be paying for this is $375 million of term loans, $100 million of senior notes at [UNTD]. We’ll be putting in $134 million of equity and UnitedOnline which as you know has long had a major cash position north of $200 million is going to be using $198 million of that cash in this acquisition and we think a great use of our cash and building long-term shareholder value.

So I would refer you to slide number 34 in closing of this portion of the presentation which shows that the combination of these companies gives us this s$1.1 billion revenue base, major diversification, a third leg to the stool which is e-commerce and retail, a very attractive EBITDA level of $244 million on an adjusted OIBDA basis or EBITDA as the case may be and with a leverage of 1.9 times clearly that would be attractive in anyone’s book.

So with that, what I would like to do, Erik, if we can work with the operator to put people into the queue for questions. I just want to point out in advance of this we must stick to the information that is contained within the slide presentation that is available in UnitedOnline.com and what is in the press release. Anything beyond that we really cannot comment on and I would urge you to refer to the S-4 when it comes out because it will be very comprehensive and will logically answer any questions that anyone has that we may not be able to answer today. So with that, Erik, can you work with the operator to put these people in a question queue?

Erik Randerson - UnitedOnline - VP, IR

Operator, can you start the question and answer session please?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Yun Kim, Pacific Growth Equities.

Yun Kim - Pacific Growth Equities - Analyst

Congratulations on the acquisition. Question regarding how you plan to achieve earnings accretion by Q2 next year. Is this going to be largely through cost synergies or do you see some sizable revenue synergies as well in the near-term?

Scott Ray - UnitedOnline - EVP and CFO

We, at this point in time we will still be taking a heavy look at the cost side so there’s not a lot I can speak to there other than to tell you that we certainly see some synergies on the public company cost side. What we’re really more focused on and excited about are the opportunities on the revenue side that Mark alluded to earlier.

Yun Kim - Pacific Growth Equities - Analyst

Is that opportunity more of a near-term or more of a medium to long-term?

Mark Goldston - UnitedOnline - Chairman, President and CEO

Which opportunity, Yun?

Yun Kim - Pacific Growth Equities - Analyst

The synergies that are on the revenue side of the business.

Mark Goldston - UnitedOnline - Chairman, President and CEO

The way we look at it is — and I want to make sure we are clear about this. While there may be and there are some cost synergies this is not a cost synergies story per se. This is not an overhead reduction story, there are obviously duplicative public company cost which would come out of the equation. A lot of the efficiency story, the synergies story is focused around the fact we get 50 plus million members who are exactly the same target as what FTD is trying to achieve. We already have them, have a relationship with them and can bring them to bear one.

And two, FTD spends a lot of money annually on marketing and we believe because of our size, our scope and how efficient we have been with spending marketing dollars as you know that we can bring a lot of that expertise to the table at FTD and either let them spend their money more wisely or make it go further.

Yun Kim - Pacific Growth Equities - Analyst

I’m just trying to better understand what specific revenue synergies I think if you can give us some examples that would help better understand some of these opportunities that exist between FTD and UnitedOnline.

Mark Goldston - UnitedOnline - Chairman, President and CEO

I’m going to give you a couple and if I sound a bit cryptic because I’m sure the folks at 1-800-FLOWERS and Proflowers and Teleflora are listening to this or will listen to it. And we are a little apprehensive frankly about unveiling what we believe to be a bit of our special sauce that we have put together here. Suffice it to say that on the Internet the most difficult thing to do is to try to efficiently acquire a customer on a sustained basis.

You can pick them up in buckets in certain seasonal periods but you become a victim as you know to the search game, bidding up of keywords, et cetera. It’s an age-old issue on the Internet. Having a customer relationship with what amounts to something approaching 30 to 40% of all the adults on the Internet which is what UnitedOnline has in its franchise is a really powerful tool. And most importantly (inaudible) it is a sustainable tool. It come and go it will always be part of this equation. And that is something we think could be real competitive advantage for FTD.

Yun Kim - Pacific Growth Equities - Analyst

There’s definitely an opportunity to create synergies around reducing the traffic acquisition costs and also the sustainability of that part of the business —

Mark Goldston - UnitedOnline - Chairman, President and CEO

Also using the loyalty program at MyPoints which is as you know is a very attractive business in its own right and when you add that to the floral business, I think you’ve got a real powerful combination. Also remember that we can bring that loyalty program direct to the retail florist. So in addition to the online component we can now go to thousands and thousands of retail florists and give them an opportunity to not only create loyalty to the FTD brand but loyalty to their specific shop as well. So that’s all part of our equation, I can’t get into granular detail but suffice it to say this is a big part of what we thought about and why we thought FTD was so attractive.

Operator

Jennifer Watson, Goldman Sachs.

Jennifer Watson - Goldman Sachs - Analyst

Thank you. Could you talk a little bit about how the potential acquisition of FTD will impact other floral companies campaigns on MyPoints? And how do you maintain objectivity in terms of marketing and placement once you own FTD?

Mark Goldston  - UnitedOnline - Chairman, President and CEO

That’s a great question, Jen. How are you by the way (multiple speakers) Number one, I would say MyPoints is a stand-alone independent company. I mean for example when we bought MyPoints for I think six to nine months we were advertising I think EarthLink and People PC. On MyPoints there were great customers, I think they got great results. We had great results from a profit standpoint.

We run our businesses to maximize our shareholders value not to meet our own particular needs. So I would say that to the degree that MyPoints is a very attractive outlet which it is for the floral industry and has been very successful for them we will continue to look at any anybody who wants to advertise on our site (inaudible) economics work and it’s the right thing to do.

Having said that, those relationships are not going to be exclusive and we don’t see ourselves creating customized OEM loyalty programs for the other floral companies per se as we would do with FTD being part of the family. But from an advertising standpoint, MyPoints and the floral industry have had a long-standing relationship and we would think they would continue to do so.

Operator

Youssef Squali, Jefferies & Co.

Youssef Squali  - Jefferies & Company - Analyst

Thank you very much. In the press release I think, Mark, in your prepared remarks you talked about accretion expected in second quarter ‘09. Could you tell us what kind of price did you backe in for the debt, i.e. just what kind of interest rate do you think you’ll get on the debt. And second if I look at the FTD growth in ‘08 it seems to be in the mid-single digits at least according to consensus estimates. The competitors are going a little faster. What would the pro forma ‘08 growth look like since you have guidance for yourselves and I’m assuming FTD has guidance for itself as well?

Mark Goldston  - UnitedOnline - Chairman, President and CEO

I would say, Youssef, as I was trying to point out earlier it’s very difficult for us to talk about anything that is not part of the prepared remarks. So we really cannot at this point divulge the interest structure around the financing. There will be a lot of detail as you can imagine that will come out on that. It is just not something that we are prepared to be able to unveil today, number one.

Number two, in terms of FTD’s growth, I think FTD as a company on a stand-alone basis would say that although they spend a healthy amount of money on marketing from a competitive standpoint I think they would say they’re somewhat underspent in the competitive floral network. We believe with the power of this combined P&L, one, and the marketing efficiency and synergies that we can bring to bear that we can basically give them a hammer that no other company in this industry could have. It’s hard for me to quantify that for you now given the construct of what I can talk about from a legal standpoint.

But I think you’ll see some of this in the S-4 when it comes out and certainly you’ll hear more from us as we get post-closing. But we think there is a real unique competitive advantage that we can have have here from a marketing standpoint that will allow FTD to “spend money and acquire customers in a manner that would be very unique within the floral industry.”

Youssef Squali  - Jefferies & Company - Analyst

I understand the long-term prospects. I was just trying to get a sense for the ‘08 numbers. Arguably all these synergies you probably won’t be getting until probably starting next year. I guess my last question is how will this transaction affect your plans for the Classmates IPO?

Mark Goldston  - UnitedOnline - Chairman, President and CEO

Actually, it doesn’t affect it one way or the other. Our plans as you know as we look at 2008 is a year in which we want to get the Classmates Media business public. I think you saw the results that we put up at the end of 2007 and you see today with the results we put out on preliminary results the Classmates Media business is doing spectacularly well. We are beyond pleased with that business and it is our full intention that should the capital markets improve which is not trivial at the IPO market opens up if we think we had a strong IPO candidate in the fourth quarter of 2007 we have a much stronger IPO candidate in 2008. So this deal is not affect that one way or the other.

Operator

Mark Mahaney, Citigroup.

Mark Mahaney  - Citigroup - Analyst

Thank you very much, congratulations on the deal. Two questions — you talked about revenue synergies, you laid out the logic for — especially with the cross marketing in MyPoints and the FTD consumer business in the US. Could you just — some brief details on are there potential synergies with the Interflora business? What are your international assets like and is there a way for MyPoints etc. to work with Interflora on their consumer business in the UK? And then secondly the synergies with the FTD florists business are the synergies more on the consumer side or are there things you have identified already on the professional florist side? Thank you very much.

Mark Goldston  - UnitedOnline - Chairman, President and CEO

First of all on the Interflora business we at United, we are a pretty fast-growing international business not in the UK. Our businesses were the number one social network in Germany, we’re the number one social network in Sweden, we’re the number two social network in France. So the UK has not been a power base for us at United. I would say that loyalty programs in the UK are also very popular and there certainly is an opportunity to look at that MyPoints platform as an OEM platform and attempt to figure out how to apply it to that Interflora business which I think on a relative basis that the competitive environment in the UK is not nearly as intense as it is here in the United States. They have a dominant position and a loyalty program can only enhance that. So I would say that is something we are clearly looking at. The second part of your question, Mark, was?

Mark Mahaney  - Citigroup - Analyst

The florist business, the professional florist business of FTD, thoughts on synergies there? It’s clearer on the consumer side, are there new elements you can think about on the florist side?

Mark Goldston  - UnitedOnline - Chairman, President and CEO

There are, Mark, I will tell you from a personal standpoint, I spent like I said a lot of my career not only in branded consumer products but also with multi-unit retail. And I really believe that we have got some unique and compelling ideas separate from our Internet business that we can help to really drive the individual florist business in terms of how they present themselves, how they are integrated with the total FTD story so that they appear to be much more part of the ‘family’ and where they can use the Internet as a leverage tool to drive their business versus looking at the Internet as a competitor to their business.

I can’t share a lot more with you because I really think we have a compelling marketing angle on this and I am really apprehensive about sharing it until we unveil it. But we are looking at that business as consumer marketers first and foremost rather than Internet marketers and what we can do with some focus and attention and some care and feeding to drive that aspect of the business.

Operator

Ali Mogharabi, B. Riley & Co.

Ali Mogharabi  - B. Riley & Co. - Analyst

Mark, you mentioned diversification “nears completion.”

Mark Goldston  - UnitedOnline - Chairman, President and CEO

Say that again?

Ali Mogharabi  - B. Riley & Co. - Analyst

I said you mentioned basically your diversification strategy is near its completion. I am wondering what you guys are planning on doing with the dial-up business with communications?

Mark Goldston  - UnitedOnline - Chairman, President and CEO

We’re planning on continuing to have tremendous cash flow from that business that. I think mind memory serves me correctly, that business in the fourth quarter of 2007 had something approaching a 38% EBITDA margin. Some businesses don’t even have that as a gross margin. So that continues to be a great business for our Company.

As you know Q4 2007 was one of the best quarters we had in three years in terms of our subscriber count. And so we continue to believe strongly that the dial-up market today is much less competitive and will be much less competitive than it has ever been because of AOL’s announced plan to divest itself of that business if they can and because of the fact that the rural counties, the C&D counties and the lower income families in America have not shown a propensity to either migrate to broadband or have not been able to get broadband.

So the tail as we call it in dial-up we believe is long. We are in it. It is less competitive. Our performance has been better than it has been in years from a he financial standpoint and a subscriber standpoint. So we are firmly committed to having that business be a key part of our Company, however, and I don’t mean this to sound facetious and I certainly don’t mean it to sound defensive but I spent a great deal of my time on earnings calls and at investor conferences in effect defending if not apologizing for the dial-up business and the perceived terminal value challenges which we don’t perceive because we have been hearing it for five years and we have made $649 million in EBITDA since 2002.

But we have been hearing since 2002 that dial-up was going to go away and it hasn’t. So what we have done here is we have diversified our way into these really powerful businesses that have nothing to do with dial-up so that people can appreciate dial-up at 26% or less of our business as a very attractive financial harvest mode business that is not by any stretch of the imagination the lion’s share of the Company. Does that make sense?

Ali Mogharabi  - B. Riley & Co. - Analyst

Yes, it does. A couple more questions. Regarding FTD I noticed on the slides we are seeing basically — we saw a decline in ‘07 revenues actually on the consumer and the florist segments. Can you give us an idea why overall decline?

Mark Goldston  - UnitedOnline - Chairman, President and CEO

First of all at 30,000 feet when we look at the FTD business, the floral business in general in 2007 going back to the Valentine’s Day period they had a very tough retail climate. A lot of that was driven as you remember by the massive weather issues that hit the US and massive snowstorms which really sort of eviscerated everyone Valentine’s Day in 2007, one.

Two, I think there has been some level of irrational spending from a marketing standpoint in that industry. And three, I think from FTD’s standpoint and they have articulated this, that they feel like they could use some additional power and help on the marketing front. And so all of that being said they have done a spectacular job of managing the P&L of that business and keeping a very large diversified critical mass business going.

So I think what they can do from an operational standpoint which they have proven to be outstanding at and what we can bring both from a capital standpoint, from an investment focus standpoint and from the massive scale that we can bring to bear with relevant users I think you marry a terrific operating company which FTD is with a terrific marketing company with the resources to bring to bear to fight the fight and I think you’ve got a pretty powerful potential combination there.

Ali Mogharabi  - B. Riley & Co. - Analyst

Makes sense and just two more questions here. Just curious, given the similar demographics that we saw especially on that slide, did FTD or has FTD historically aggressively advertised on Classmates and MyPoints and can you give us an idea about either the click through or orders initiated from — basically what the return on those ads have been?

Mark Goldston  - UnitedOnline - Chairman, President and CEO

Well, I would love to share that with you but of course I cannot do that. But I will tell you that I think that they really haven’t done a lot on Classmates. They absolutely have with MyPoint and it’s been very successful. In fact, FTD has come back numerous times as a repeat customer and been very, very happy with the performance they have gotten on MyPoints.

I would say as you know, Ali, that a big part of our focus is in 2008 Classmates is to bring in blue-chip brand-name advertisers who have a consumer focus which overlaps with ours. And FTD would be right up the wheelhouse of that kind of a strategy.

Ali Mogharabi  - B. Riley & Co. - Analyst

And then last question, Scott, I don’t know if you can help me with this but given your guidance the preliminary Q1 guidance how much cash did you guys end up with at the end of the quarter?

Scott Ray  - UnitedOnline - EVP and CFO

Excuse me here. I can’t speak that number quite yet. What we would prefer to do is just wait until our May 6 earnings call and then we’ll speak to the financials in much more detail.

Mark Goldston  - UnitedOnline - Chairman, President and CEO

Thank you, Ali.

Operator

(inaudible) Merrill Lynch.

Nat Schindler  - Merrill Lynch

It’s [Nat Schindler] with Merrill Lynch. Mark, just want to ask is this — though I saw your slide showing that this deal matches with your on slide 7 your acquisition criteria, one of the things I always thought that United was looking for was actually looking to acquire growth using its high cash generating but slowly deteriorating access business.

This seems like a business where you are only acquiring growth internationally where United doesn’t have much of a presence. Florist and consumer business have been down. They have been — FTD has been in a very similar space as United in a sense milking the business for cash flow. Is this a change in strategy or do you really think you can reinvigorate growth at FTD. And if you do what do you think of as the long-term growth rate for the business going after the acquisition?

Mark Goldston  - UnitedOnline - Chairman, President and CEO

That’s a great question. I’m actually really glad you asked it because it was pretty central to what made us decide to buy this company. One, I will tell you that and I’ve said this at numerous investment conferences that we wanted to be opportunistic in our next acquisition. We did a great job spending $100 million to buy Classmates and we think it’s worth many times that. We did a great job of spending $56 million to buy My Points.

We said that our next move needs to be something really major that could really diversify the Company, add bulk, add cash flow, add EBITDA. In order to do that we had to buy a business that we could lever. We had to buy a business that didn’t just have large revenue but it also had really large EBITDA because we would start to use that as part of our coverage for the leverage we put on the business.

We looked around and said what are the major categories — consumer categories in the United States that are way underdeveloped on the Internet. Because let’s face it — Amazon has done a great job proving their model out. And Priceline has done a great job of proving their model out and you start to look around and we said the floral industry is one of the few industries around that has less than 5% of the overall revenue in the industry on the Internet in a business that is driven by customer fulfillment orders exactly what the Internet was designed to do. Less than 5% of the industry is done on the Internet.

We said wow, huge brand name, huge category, tiny Internet presence as a category, overlap of customers and which we have got 50 plus million. This is the kind of asset we definitely think we can grow. It’s going to take us sometime because we’ve got some really significant plans. We absolutely believe that the industry online will grow and that FTD has the best brand name we have seen to be able to do that. And we are unique versus the people they compete with because we just happened to have these 50 plus million overlap members and we happened to know a little bit about how to market on the Internet.

So we combined that with our personal backgrounds which are on multi-unit retail and consumer branding outside of the Internet and we say this is a great fit for our Company, the skill set of our management and the composition of our existing member base. So I would say this is a really unique asset we have an opportunity to acquire. It’s not the kind of thing we normally would have been out on the prowl for but when we studied these industries that were underdeveloped on the Internet and had huge consumer categories, flowers came up right at the top of the list. So that’s why we were very bullish on this.

Nat Schindler  - Merrill Lynch

Make sense and just one other question. Obviously I don’t expect United it to have all that much floral expertise in-house. So what are you doing to keep management from FTD?

Mark Goldston  - UnitedOnline - Chairman, President and CEO

By the way, I might add we order flowers every week so we have some experience. We have them downstairs, we have them in the main board room. No, I’m just kidding. Actually FTD as I said earlier and as I intend to tell the employees is a great company. They have got great management, they have had great management. The people they have got running their consumer business, their florist business, their international business, their technology folks, their sales organization, the people on the street, they have a very talented operation.

This company, FTD, has never been lacking for managerial execution and talent. What it has been lacking is marketing firepower and a marketing focus. They have only been public for a couple of years. Previous to that they were a leveraged buyout. So the focus on how you would run a company like that versus what you would do inside of an Internet company that is looking to make you a growth machine is very different.

So we are looking to augment a great company with terrific skilled executives with what we have to offer. We’re not looking to replace, we’re not looking to reduce. One of the reasons we wanted to buy FTD was the talents of the people in the company and the passion and the ability of the florist network. That is what attracted us so we really didn’t go out looking to buy companies that we perceived to be turnarounds at this side. Buying a turnaround in Classmates for $100 million is one thing. You don’t want to be buying for $800 million a turnaround and a company with $640 million in revenues and $96 million in EBITDA with the kind of financial performance that Mike Soenen and and Becky Sheehan and their team have put up to me is the farthest thing in the world from a turnaround. Does that make sense?

Nat Schindler  - Merrill Lynch

Yes.

Operator

Troy Maston, William Blair.

Troy Mastin  - William Blair & Company - Analyst

Good morning. I just want to understand if there is any risk here for financing this deal. I think you said you’re going to raise $475 million in new debt. Just correct me if I’m wrong there — term loan and senior notes. Also are these committed facilities either of them? You may have had that in the deck but I wasn’t completely clear and if there are any contingencies attached to either of these (inaudible) committed?

Mark Goldston  - UnitedOnline - Chairman, President and CEO

Troy, it is committed the term debt through Wells Fargo is committed financing and that’s what we presented to the FTD board when they approved the deal. So it’s been a deal that we have been working on for a long time and obviously there are conditions to the debt. There would be with any debt but this is committed financing. We’re highly confident or else we would not have moved down this path.

Troy Mastin  - William Blair & Company - Analyst

The conditions, are they contingencies and maybe if you can’t give details what the nature of the contingencies might be?

Mark Goldston  - UnitedOnline - Chairman, President and CEO

I can’t give details but you know in any environment where you’re using debt to acquire an asset, every bank no matter good times, bad times are going to have conditions that the target company has to achieve in order to close the debt. That’s just how debt agreements work.

So nothing out of the ordinary, not anything I can share but nothing out of the ordinary. We got comfortable with it and first and foremost before we can even take it to the FTD board we as a Company and as a board had to get comfortable with the terms and be confident with the fact that the deal would close with those financing partners and we are very confident.

Troy Mastin  - William Blair & Company - Analyst

And it sounds like with this toggle feature the consideration could do down as much as $0.50. I wonder if you could just explain that in a little more detail for me.

Mark Goldston  - UnitedOnline - Chairman, President and CEO

Basically $100 million of the consideration is what we will seller notes so that the FTD shareholders will be getting a note and if we between the time of signing and the time of closing find alternative financing which could be senior secured, it could be mezzanine, there’s a number of things that it could be; and if we find it and it totals $100 million, we would then use that to replace the seller note and in so doing provide obviously then more cash to the FTD shareholder and that would result in us saving approximately $0.50 per share. It is an opportunity not an obligation and with that opportunity comes a reduction in price.

Troy Mastin  - William Blair & Company - Analyst

Finally, the shares of FTD are flat today on this announcement. I just want to understand if you had the opportunity given some of the concentration of ownership and order representation to test the waters in terms of the likelihood of shareholder approval. I don’t know if there would have been any commitment up front. You didn’t mention any from the FTD shareholders. But if there is any comments you could make there that would be helpful.

Mark Goldston  - UnitedOnline - Chairman, President and CEO

I really can’t disclose at all. I can say that as FTD has 31.7% of FTD is held in the hands of one of the top private equity firms in America, Leonard Green and Partners and they have indicated that in fact they will vote for this deal. I can tell you that in terms of testing waters at least for 31.7% of the shareholder base which is a meaningful number that they will vote for the deal.

Operator

Robert [Gershin], George Rice.

Robert Gershin  - George Rice - Analyst

I have a couple quick questions for you. I think you have talked about earnings accretion on a GAAP basis by second quarter of ‘09. Is there a difference in terms of the time frame for accretion on a non-GAAP basis? I’m not sure there are maybe some amortization intangibles that could skew that?

Mark Goldston  - UnitedOnline - Chairman, President and CEO

I’m going to let Scott Ray take that if you don’t mind.

Scott Ray  - UnitedOnline - EVP and CFO

On a non-GAAP basis, it would be immediately accretive to us as opposed to as Mark said on GAAP basis accretive by the second quarter of ‘09.

Robert Gershin  - George Rice - Analyst

Perfect. And just in terms of the accretion, does that pretty much reflect maybe some potential savings from public company costs or does that also maybe include some marketing efficiencies that are built in?

Mark Goldston  - UnitedOnline - Chairman, President and CEO

Well the public company costs, well certainly there are savings there. They’re rather modest in terms of if you think about a company that does $1.1 billion with combined adjusted EBITDA of $244 million the public company costs savings is probably between $1.5 million and $2 million. So, it wouldn’t be enough to really move your accretion needle one way or the other. Scott, do you want to give any more color on that?

Scott Ray  - UnitedOnline - EVP and CFO

All that having been said, for us to really get into a lot of the details right now before we have gotten into a lot more of the disclosures I don’t think would be appropriate at this point in time other than to say we do have as Mark has pointed out earlier a lot of strategies here for what we would like to do with this business going forward that we think are going to yield positive results.

Mark Goldston  - UnitedOnline - Chairman, President and CEO

I’m sure you can appreciate this is a very delicate time for us. We certainly want to be talking to the investment community and making them aware of what we’re doing and why we’re doing it. But FTD is in a very competitive market with some very talented competitors and we think that we have got some unique and compelling thoughts on how to grow that business and we are just very apprehensive about sharing any of that before we need to.

Robert Gershin  - George Rice - Analyst

The other thing is that it seems like FTD has about call it 25 to $30 million of expense that’s tied to corporate. Could you — any way you can help us segment the buckets there? It seems like you talked about 1.5 to $2 million of public company costs. It almost seems like that’s relatively low in terms of the costs savings opportunity (inaudible)?

Mark Goldston  - UnitedOnline - Chairman, President and CEO

Remember something — FTD which is headquartered in Downers Grove, IL what you’re looking at when you look at their headquarter expense is not people who are at a corporate level dedicated to performing accounting functions. It’s not like they have got a bloated G&A. There are corporate executive who run the business, who run the florists segment, who run the consumer segment, who run their mercury technology business, who run their member services businesses — that is what is in those numbers.

They don’t have $25 million of what we typically refer to as embedded public company costs. They have got a corporate infrastructure. They don’t have satellite divisions around the country. All of their employees are in Downers Grove, IL operating the business and that is what you’re seeing on that P&L. See what I mean?

Scott Ray  - UnitedOnline - EVP and CFO

Those employees would continue to be on that P&L so I guess we would not see a sizable bump in the public company cost reduction as a result of that because we would be counting on them.

Mark Goldston  - UnitedOnline - Chairman, President and CEO

We’re not looking at this company and saying how can we go in there and reduce manpower; absolutely not our strategy. Our strategy is to go in there and take the manpower they have and with the programs we think we can augment them with drive the revenue and the profitability of the company that way. This is not a cost cutting endeavor by any stretch of the imagination other than the obvious which I are things which are clearly duplicative which are most of the public company costs.

Robert Gershin  - George Rice - Analyst

It also seems like the FTD has a lower tax rate than United standalone. How should we look at the combined tax rates on a go-forward basis? Is this simply blending of the two rates or could you structure some of the arrangements that could — and derive some efficiencies on the tax line?

Scott Ray  - UnitedOnline - EVP and CFO

I will take that in a couple of respects. First I can’t speak to what the rate would look like after the fact. I think your statement is a fair starting point assumption if you will in that regard. To your second question though in terms of looking at what we might be able to do on the tax line absolutely FTD I’m certain was looking at strategically any and all opportunities they had to reduce their taxes. We at UnitedOnline are doing exactly the same and as a combined company would certainly look to continue that exercise to try to responsibly and appropriately reduce our taxes where we can.

Operator

We have time for one final question which will come from the line of David Cohen, Midwood.

David Cohen  - Midwood Capital - Analyst

I don’t know if you addressed this but in the use of your stock I’d like you to sort of address that. Here we — here the Company is using its stock as a currency and its stock is trading at a substantial discount if you were to monetize Classmates to its intrinsic value. So the notion of using a very cheap stock as a currency I just want to understand that.

Mark Goldston  - UnitedOnline - Chairman, President and CEO

That’s a great question and I can tell you that as a CEO and also a major shareholder I always have a high reluctance to use our stock at any point at which I think it may be undervalued. Having said that, it is one of the elements we have in our currency arsenal and if we were going to go out and try to buy a company that was going to cost us $800 million given the amount of cash that we had to spend which was just shy of $200 million and given the amount of turns of leverage that you can get in today’s market on that level of EBITDA which as you can see is approximately 1.9 times the combined company and if you look at the senior debt at 375 and you can see that as against that EBITDA you’re talking about 3.7 times turn to leverage.

When you looked at that the GAAP component that would’ve been required since you weren’t going to use more cash and you couldn’t get more turns of leverage in today’s market had to be using stock. And so we are using a component of our stock. We believe that this asset will help us over time create great returns for our shareholders of which I am a the major one or we would not do it. Would I rather use my stock when it was $17.40 like it was at the end of November early December? Absolutely but all we have done since that point is put up all-time record results in Q4, all-time record adjusted EBITDA and you can see with our preliminary results what’s happening.

But in the end today we are using this as a catalyst to try to drive the business and diversify the Company. And I would love to be able to use my stock at a higher price but the fact remains my stock today is not at a higher price and we have to do the right thing that’s in the long-term interest of the shareholder. And in that particular case it meant using a component of this consideration of our stock at a price we’re not thrilled with but that was a tool we had to complete the deal.

Mark Goldston  - UnitedOnline - Chairman, President and CEO

Operator, I think you have indicated we are out of time. I just want to thank everybody for attending today. I also want to encourage you to speak to the respective companies on any questions you might have so you can direct your queries on UnitedOnline to Erik Randerson, our VP of IR and at FTD the inquiries can go directly to Becky Sheehan, the Chief Financial Officer of the company.

And again I would urge you to go to the UnitedOnline website and the investor section and take a look at the slide presentation of what we presented today. So thank you very much everyone and have a great day.

Operator

Thank you for participating in today’s strategic event conference call. You may now disconnect.

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Forward Looking Statement

Statements contained in this document regarding the consummation and potential timing and benefits of the pending acquisition and estimates and projections about the operations and businesses of United Online and FTD Group are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and are made under its safe-harbor provisions. Such forward-looking statements are based on United Online’s current expectations, estimates and projections and include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Statements contained in this document regarding the consummation and potential timing and benefits of the pending acquisition and estimates and projections about the operations and business of United Online and FTD are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and are made under its safe-harbor provisions. Such forward-looking statements are based on management’s current expectations, estimates and projections and include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby.  Factors that could cause actual results to differ materially include, but are not limited to: failure to satisfy any of the conditions to complete the acquisition; failure to obtain financing to complete the transaction; inability to successfully integrate the businesses and operations of United Online and FTD; failure to achieve anticipated benefits and cost savings and other benefits of the proposed transaction; and other effects on, and the increased leverage of costs associated with the proposed transaction and the timing of the proposed transaction; the combined business as well as the risk factors relating to each business as disclosed in United Online and FTD respective filings with the SEC.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as the date hereof.  Except as required by law, United Online and FTD undertake no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

All information contained in this document regarding FTD Group is taken from the documents filed or furnished as applicable by FTD Group with the SEC, and United Online does not make any representations with respect to, or assume any responsibility for the accuracy or completeness of the information contained in, any documents filed or furnished, as applicable, by FTD Group with the SEC.

Additional Information

UNITED ONLINE INTENDS TO FILE WITH THE SEC A REGISTRATION STATEMENT ON FORM S-4, WHICH WILL INCLUDE A PROXY STATEMENT/PROSPECTUS OF UNITED ONLINE AND FTD GROUP AND OTHER RELEVANT MATERIALS IN CONNECTION WITH THE PROPOSED TRANSACTION.  THE PROXY STATEMENT/PROSPECTUS WILL BE MAILED TO THE STOCKHOLDERS OF FTD GROUP.  INVESTORS AND FTD GROUP STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT, AND ANY AND ALL AMENDMENTS OR SUPPLEMENTS THERETO, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders may obtain a free copy of the proxy statement/prospectus and registration statement (when available), as well as other documents filed by United Online and FTD Group with the SEC, at the SEC’s Web site at http://www.sec.gov. Investors and stockholders may also obtain a free copy of the proxy statement/prospectus and registration statement and the respective filings with the SEC directly from United Online by directing a request to Erik Randerson at 818-287-3350 and directly from FTD Group by directing a request to Jandy Tomy at 630-724-6984. Investors and stockholders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Each company’s directors and executive officers and other persons may be deemed, under SEC rules, to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding United Online’s directors and officers can be found in its proxy statement filed with the SEC on April 29, 2008 and information regarding FTD Group’s directors and officers can be found in its proxy statement filed with the SEC on October 11, 2007. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the transaction, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC.